Exhibit 99.1

TCP Capital Corp. Extends Leverage Facilities

SANTA MONICA, Calif. – September 8, 2015 – TCP Capital Corp. (NASDAQ: TCPC), a business development company ("BDC"), today announced the completion of amendments to its leverage facilities.

Summary of Amendments

•	Maturity date under the existing $116 million revolving credit facility agented by Wells Fargo Securities LLC (“Wells Fargo”) has been extended from July 31, 2016 to July 31, 2018; interest rate has been reduced from L + 250 to L + 175 through July 31, 2016;

•	Series A Preferred Interests liquidation preference $100.5 million with an interest rate of L + 85 have been exchanged for term debt agented by Wells Fargo; interest rate on term debt is L + 175 through July 31, 2016;

•	Interest rates on both the Wells Fargo revolver and the new Wells Fargo term debt will be L + 250 during the period July 31, 2016 through the July 31, 2018 maturity date; and

•	Maturity date under existing $350 million revolver agented by Deutsche Bank AG has been extended from March 6, 2019 to March 6, 2020.

Detailed Information on Leverage Facilities

TCPC has amended its $116 million revolving credit facility with Wells Fargo, as agent, to extend the maturity date from July 31, 2016 to July 31, 2018. Future borrowings under this credit facility will be subject to a reduced interest rate of LIBOR plus 1.75% per annum through July 31, 2016, and a rate of LIBOR plus 2.50% per annum for periods after July 31, 2016 through the maturity date of the facility in 2018.

TCPC has also exchanged its existing $100.5 million of Series A Preferred for $100.5 million of term debt with Wells Fargo as agent. The maturity date on the Series A Preferred was July 31, 2016. The maturity date on the new term debt is July 31, 2018. The interest rate on the Series A Preferred was LIBOR plus 0.85% per annum. The interest rate on the new term debt is LIBOR plus 1.75% per annum through July 31, 2016. After July 31, 2016 through the maturity date, the interest rate on the new term debt will be LIBOR plus 2.50% per annum.

Additionally, TCPC has amended its revolving credit facility with Deutsche Bank AG, as agent, to extend the maturity date from March 6, 2019 to March 6, 2020. This facility has an aggregate principal commitment of $350 million with an interest rate of LIBOR plus 2.25% per annum, subject to certain minimum draw requirements.

TCP Capital Corp.'s Chairman and CEO Howard Levkowitz stated, “We are pleased with the amendments to our leverage facilities. We value our relationships with our lenders, including both long-term relationships which have provided us with credit for over a decade, as well as more recent lending relationships. These amendments assure us continued access to attractive debt capital to fund the growth of our portfolio.”

About TCP Capital Corp.

TCP Capital Corp. (NASDAQ: TCPC) is a specialty finance company focused on performing credit lending to middle-market companies as well as small businesses. TCPC lends primarily to companies with established market positions, strong regional or national operations, differentiated products and services and sustainable competitive advantages, investing across industries in which it has significant knowledge and expertise. TCPC’s investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. TCPC is a publicly-traded business development company, or BDC, regulated under the Investment Company Act of 1940 and is externally managed by its advisor, Tennenbaum Capital Partners, LLC, a leading alternative investment manager. For more information, visit www.tcpcapital.com.

Forward-Looking Statements

Prospective investors considering an investment in TCP Capital Corp. should consider the investment objectives, risks and expenses of the company carefully before investing. This information and other information about the company are available in the company's filings with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Prospective investors should read these materials carefully before investing.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in general economic conditions or changes in the conditions of the industries in which the company makes investments, risks associated with the availability and terms of financing, changes in interest rates, availability of transactions, and regulatory changes. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in the "Risks" section of the company's prospectus dated July 1, 2015 and the company's subsequent periodic filings with the SEC. Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Forward-looking statements are made as of the date of this press release, and are subject to change without notice. The company has no duty and does not undertake any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

Contact

TCP Capital Corp.
Jessica Ekeberg, 310-566-1094
investor.relations@tcpcapital.com